           Exhibit 99.1

Aqua Metals Reports Strengthened Balance Sheet, Continued Operational Progress, During Third Quarter of 2022

Lithium Pilot Plant in Reno and Lead Refining in Taiwan Continue On Schedule

Reno, Nev., November 3, 2022 (GLOBE NEWSWIRE) -- Aqua Metals, Inc. (NASDAQ: AQMS) (“Aqua Metals" or the "Company”), which is reinventing metals recycling with its AquaRefining™ technology, today announced financial results and provided a business update for the third quarter ended September 30, 2022.

Third Quarter and Recent Highlights:

●

Aqua Metals strengthened its balance sheet, ending the quarter with $9.3 million in cash and $15.5 million in working capital. During the quarter, Aqua Metals secured a $6 million loan against its real estate and subsequent to the end of the quarter, received a $2 million non-refundable deposit from LiNiCo. Management expects to receive an additional $12 million by March 2023 related to the sale of its Tahoe-Reno facility.

●

The Company’s customer in Taiwan continued its progress. In September 2022, Aqua Metals delivered on its agreement with ACME Metal Enterprise to deploy AquaRefining technology at ACME’s facility in Keelung, Taiwan. A successful commissioning of AquaRefining equipment and lead production followed in October.

●

Aqua Metals is on schedule to meet its stated goal of producing high value minerals at its recycling pilot operation at our Innovation Center in Tahoe-Reno Industrial Center during the fourth quarter of 2022. The Company will host potential strategic partner visits in Q4 and into Q1 2023.

●	The Company received its first black mass input feedstock shipment in October.

●	Aqua Metals achieved its goals of ensuring its operations, including offices and the Innovation Center, are 100% powered by renewable energy and 100% carbon neutral through 2022 and 2023.

“Demand for rechargable batteries is growing exponentially, and the raw materials required are rare and expensive, making our solution increasingly urgent and important,” commented Steve Cotton, President and Chief Executive Officer. “We continue to advance our initiatives, recovering high-purity critical battery minerals, and moving rapidly toward key milestones in the fourth quarter with the expectation of revenue generation beginning in 2023. Operationally, our project with ACME Metal in Taiwan continues to move forward. Our shipments have been commissioned in Taiwan in October. In Nevada, we are weeks away from launching our pilot plant, and will be hosting potential partners beginning in November with a broader opening in January. As we have progressed, we continue to develop what we believe is the most environmentally friendly and most cost-efficient lithium-ion battery recycling solution in the world.”

“Simultaneously, we are managing our business efficiently and extending our runway to ensure we can meet our aggressive targets,” continued Mr. Cotton. “We ended the quarter with $9.3 million in cash, and added $2 million more from the second non-refundable deposit in October. We have approximately $15.5 million in working capital and expect significant incremental cash in 2023 from the ultimate sale of our legacy real estate in Nevada. We maintain modest monthly cash needs of $800,000 to $850,000, and we have sufficient resources to reach revenue generation. We expect Q4 and then 2023 to be an exciting and transformational year for Aqua Metals.”

2022 Q3 Financial Results

During the third quarter of 2022, Aqua Metals continued to focus on research and development activities to enhance its ability to recycle metals found in lithium-ion batteries and commissioning of the ACME Metal’s facility. The Company was not in commercial production during 2022 and, as a result, generated no significant revenue during the quarter.

Cost of product sales decreased by approximately 50% during the quarter to $0.8 million compared to $1.7 million in Q3 2021. The cost of product sales decreased during Q3 2022 due to wrapping up the plant clean-up project.

Research and development costs included expenditures related to progressing the Lithium-ion battery AquaRefining technology. Research and development increased approximately 80% during the third quarter compared to the same period in 2021. Research and development is a crucial part of our business strategy and includes our focus on continuous product improvement of the Company's proprietary technology for LAB recycling and further advancing our development related to the application of AquaRefining to recycling lithium-ion batteries. These costs also include expenditures toward building our pilot plant, which is expected to begin operating in November of this year.

General and administrative expenses decreased approximately 3% for the three months ended September 30, 2022, compared to the three months ended September 30, 2021.

For the third quarter of 2022, the Company had an operating loss of $3.9 million, compared to an operating loss of $4.6 million for the third quarter of 2021. The net loss for the third quarter of 2022 was $3.9 million, or $(0.05) per basic and diluted share, compared to a net loss of $1.4 million, or $(0.02) per basic and diluted share, for the third quarter of 2021.

As of September 30, 2022, the Company had $9.3 million in cash and cash equivalents. Total cash used in operations for the first nine months of 2022 was $9.3 million.

Conference Call and Webcast

The Company will hold a conference call to discuss those results and corporate developments today at 4:30 p.m. (EDT). Investors can access the live call by dialing (877)-407-9708 toll free or (201)-689-8259 for international callers. A live webcast and replay of the earnings conference call will be available via the company website and can be found at https://ir.aquametals.com/ir-calendar. A telephone replay will be available until May 3, 2023, by dialing (877)-660-6853 or (201)-612-7415 and using Pin Number 13734008.

About Aqua Metals

Aqua Metals, Inc. (NASDAQ: AQMS) is reinventing metals recycling with its patented hydrometallurgical AquaRefining™ technology and is providing sustainable metal recycling for materials strategic to energy storage applications. Unlike smelting, AquaRefining is a room temperature, water-based process that emits less pollution. Aqua Metals is applying its commercialized clean, recycling technology principles to develop the cleanest and most cost-efficient recycling solution for lithium-ion batteries starting with its Li AquaRefining pilot plant. The Company is scaling production of Li recycling and is exploring JV and licensing opportunities for all AquaRefining technologies. Aqua Metals is based in Reno, Nevada. To learn more, please visit www.aquametals.com.

Aqua Metals Social Media

Aqua Metals has used, and intends to continue using, its investor relations website (https://ir.aquametals.com), in addition to its Twitter, LinkedIn and YouTube accounts at https://twitter.com/AquaMetalsInc (@AquaMetalsInc), https://www.linkedin.com/company/aqua-metals-limited and https://www.youtube.com/channel/UCvxKNWcB69K0t7e337uQ8nQ respectively, as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

Safe Harbor

This press release contains forward-looking statements concerning Aqua Metals, Inc. Forward-looking statements include, but are not limited to, our plans, objectives, expectations and intentions and other statements that contain words such as "expects," "contemplates," "anticipates," "plans," "intends," "believes", "estimates", "potential" and variations of such words or similar expressions that convey the uncertainty of future events or outcomes, or that do not relate to historical matters. The forward-looking statements in this press release include our expectations for our Aqua Metals Innovation Center, our ability to develop our AquaRefining technologies for the recycling of lithium-ion batteries and the expected benefits of our Innovation Center, the recycling of lithium-ion batteries and our deployment of AquaRefining technology and equipment to our Taiwan partner’s facility. Those forward-looking statements involve known and unknown risks, uncertainties, and other factors that could cause actual results to differ materially. Among those factors are: (1) the risk that we may not derive the expected benefits from our Aqua Metals Innovation Center; (2) the risk we may not be able to recycle lithium-ion batteries using our AquaRefining process or, if we do, derive the expected benefits from such recycling; (3) the risk that we may experience COVID-19 related delays in deploying equipment and technology to our Taiwan partner; (4) the risk that licensees may refuse or be slow to adopt our AquaRefining process as an alternative to smelting in spite of the perceived benefits of AquaRefining; (5) the risk that we may not realize the expected economic benefits from any licenses we may enter into; (6) the risk that we may not be able to access additional capital, through the sale of our TRIC facilities and equipment or otherwise, as and when needed and (7) those other risks disclosed in the section "Risk Factors" included in our Annual Report on Form 10-K filed on February 24, 2022. Aqua Metals cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by law.

Contact Information:

Investor Relations

Contact: Robert Meyers, FNK IR

646-878-9204

aqms@fnkir.com

Media

Contact: Ariane Wolff, Warner Communications

978-729-3542

ariane@warnerpr.com

Source: Aqua Metals

AQUA METALS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	September 30, 2022	December 31, 2021
	(unaudited)	(Note 2)
ASSETS
Current assets
Cash and cash equivalents	$9,293	$8,137
Accounts receivable	94	269
Lease receivable, current portion	15,811	920
Inventory	28	123
Assets held for sale	1,100	2,633
Prepaid expenses and other current assets	375	356
Total current assets	26,701	12,438

Non-current assets
Property and equipment, net	4,629	2,367
Intellectual property, net	505	640
Investment in LINICO	2,000	1,500
Lease receivable, non-current portion	—	15,528
Other assets	1,126	796
Total non-current assets	8,260	20,831

Total assets	$34,961	$33,269

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$867	$685
Accrued expenses	2,863	3,005
Lease liability, current portion	302	388
Building purchase deposit, current portion	1,250	—
Notes payable	5,886	—
Total current liabilities	11,168	4,078

Non-current liabilities
Building purchase deposit, non-current portion	—	1,328
Lease liability, non-current portion	350	330
Total liabilities	11,518	5,736

Commitments and contingencies (see Note 13)

Stockholders’ equity
Common stock; $0.001 par value; 200,000,000 shares authorized; 78,065,455 and 70,416,552 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	78	70
Additional paid-in capital	218,672	211,309
Accumulated deficit	(195,307)	(183,846)
Total stockholders’ equity	23,443	27,533

Total liabilities and stockholders’ equity	$34,961	$33,269

AQUA METALS, INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Product sales	$—	$—	$4	$—

Operating cost and expense
Cost of product sales	833	1,670	3,026	5,417
Research and development cost	490	273	1,561	738
General and administrative expense	2,611	2,681	7,615	7,109
Total operating expense	3,934	4,624	12,202	13,264

Loss from operations	(3,934)	(4,624)	(12,198)	(13,264)

Other income and (expense)
Insurance proceeds net of related expenses	—	4,344	—	4,792
PPP loan forgiveness	—	—	—	332
Gain (loss) on disposal of property and equipment	5	(1,411)	595	(5,665)
Interest expense	(9)	(5)	(22)	(15)
Interest and other income	53	310	166	334

Total other income (expense), net	49	3,238	739	(222)

Loss before income tax expense	(3,885)	(1,386)	(11,459)	(13,486)

Income tax expense	—	—	(2)	(2)

Net loss	$(3,885)	$(1,386)	$(11,461)	$(13,488)

Weighted average shares outstanding, basic and diluted	77,402,763	69,609,070	74,871,423	68,223,115

Basic and diluted net loss per share	$(0.05)	$(0.02)	$(0.15)	$(0.20)